                                                                       EXHIBIT 5


[LOGO of Scientific Atlanta]     Scientific-Atlanta, Inc.          William E. Eason, Jr.
                                 Office of the General Counsel     Sr. Vice President, General Counsel
                                 5030 Sugarloaf Parkway            Telephone: (770) 903-5000
                                 Lawrenceville, Georgia  30044


March 13, 2001



Scientific-Atlanta, Inc.
5030 Sugarloaf Parkway
Lawrenceville, Georgia  30044

Re:        Registration Statement on Form S-8 for the Scientific-Atlanta, Inc.
           1996 Employee Stock Option Plan

Ladies and Gentlemen:

As General Counsel of Scientific-Atlanta, Inc., a Georgia corporation (the "Company"), I am furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 5,000,000 shares of the Company's common stock, par value $0.50 per share, together with associated preferred stock purchase rights (the "Common Stock"), for issuance under the Company's 1996 Employee Stock Option Plan (the "Plan").

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, I am of the opinion that the 5,000,000 shares of Common Stock covered by such Registration Statement, when issued in accordance with the terms of the Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted,

/s/ William E. Eason, Jr.

William E. Eason, Jr.